                                                                      EXHIBIT 11

               CHAMPION INTERNATIONAL CORPORATION AND SUBSIDIARIES

           Calculation of Primary Earnings (Loss) Per Common Share and Fully Diluted Earnings (Loss) Per Common Share (unaudited)
                        (in thousands, except per share)

                                                                          Nine Months Ended               Three Months Ended
                                                                            September 30,                   September 30,
                                                                  ----------------------------------   -----------------------------
                                                                       1997              1996              1997              1996
                                                                  ---------------   ----------------   --------------   ------------

Primary earnings (loss) per common share:
  Net Income (Loss) Applicable to Common Stock                          $(28,275)         $131,202         $ 20,166         $ 32,001
                                                                        ========          ========         ========         ========


  Average number of common shares outstanding                             95,718            95,515           95,903           95,529
                                                                        ========          ========         ========         ========


  Per share                                                             $   (.30)         $   1.37         $    .21         $    .33
                                                                        ========          ========         ========         ========


Fully diluted earnings (loss) per common share:
  Net Income (Loss) Applicable to Common Stock                          $(28,275)         $131,202         $ 20,166         $ 32,001


  Add income effect, assuming conversion of
    dilutive convertible securities                                         --                --               --               --
                                                                        --------          --------         --------         --------


  Net income (loss) on a fully diluted basis                            $(28,275)         $131,202         $ 20,166         $ 32,001
                                                                        ========          ========         ========         ========


  Average number of common shares outstanding                             95,718            95,515           95,903           95,529


  Add common share effect, assuming conversion
    of dilutive convertible securities                                      --                --               --               --
                                                                        --------          --------         --------         --------

  Average number of common shares outstanding
    on a fully diluted basis                                              95,718            95,515           95,903           95,529
                                                                        ========          ========         ========         ========


  Per share                                                             $   (.30)         $   1.37         $    .21         $    .33
                                                                        ========          ========         ========         ========


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      NOTE:

     (1) The computation of fully diluted earnings per common share assumes that the average number of common shares outstanding during the period is increased by the conversion of securities having a dilutive effect, and that net income applicable to common stock is increased by dividends and after-tax interest on such securities.